Results of Shareholder Meetings (Unaudited)
At the annual meeting of shareholders of MFS Variable Insurance Trust, which was held on November 1, 2001, the following actions were taken:
Item 1. Trustees of the trust were elected as follows:
Number of Shares
Nominee                        For           Withhold Authority
Jeffrey L. Shames            515,862.745      5,225.978
John W. Ballen               515,862.745      5,225.978
Lawrence H. Cohn             514,168.077      6,920.646
J. David Gibbons             514,168.077      6,920.646
William R. Gutow             515,862.745      5,225.978
J. Atwood Ives               515,862.745      5,225.978
Abby M. O'Neill              515,862.745      5,225.978
Lawrence T. Perera           510,490.028     10,598.695
William J. Poorvu            515,862.745      5,225.978
Arnold D. Scott              515,862.745      5,225.978
J. Dale Sherratt             515,862.745      5,225.978
Elaine R. Smith              515,862.745      5,225.978
Ward Smith                   515,862.745      5,225.978
Item 2. The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.
Number of Shares
For 502,902.877
Against 1,763.879
Abstain 16,421.967
Broker Non-votes--
Item 3. The amendment or removal of certain fundamental investment policies. Number of Shares
For 501,226.284
Against 2,429.771
Abstain 17,432.668
Broker Non-votes--
Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.
Number of Shares
For 502,693.133
Against 1,973.623
Abstain 16,421.967
Item 5. The ratification of the election of Deloitte & Touche as the independent public accountants to be employed by the trust for the fiscal year ending December 31, 2002.
Number of Shares
For 514,822.380
Against 1,763.879
Abstain 4,502.464